Exhibit 99.1
JLL announces plans to strengthen its building operations and digital leasing capabilities

Delivering client outcomes by unifying similar capabilities and putting best-in-class intelligence into action

CHICAGO, September 24, 2024 – JLL today announced it will bring together all building operation groups to address client needs and the changing dynamics of the real estate industry.

“In addition to the benefits of operating and reporting similar service offerings together, we expect greater synergy and better client value by aligning real estate management activities globally,” said Christian Ulbrich, President and Chief Executive Officer of JLL. “This is a prime example of our ongoing commitment to adapt to best serve our clients’ evolving needs.”
Additionally, JLL plans to accelerate the build-out of its digital leasing platform. “We’re continuing to invest in our industry-leading platform and technology to support our clients at every stage of the leasing lifecycle, from transaction and lease management to workplace and portfolio analytics,” commented Ulbrich.

As a result of these changes, effective January 1, 2025, JLL will report the Property Management business under Neil Murray, CEO of Work Dynamics. Going forward, the Markets Advisory segment will become Leasing Advisory. The composition of JLL’s Global Executive Board is unchanged.

JLL is committed to a smooth transition process for its clients, employees and partners.

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